Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 30, 2020	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES STRUCTURAL CHANGES TO SENIOR MANAGEMENT TEAM

Munster, Indiana - - On October 28th, 2020, the Boards of Directors of NorthWest Indiana Bancorp (the “Bancorp”) and its wholly-owned subsidiary, Peoples Bank (the “Bank”) approved various changes to the senior leadership structure and made several appointments to the executive officer team to execute upon the Bancorp’s strategic vision. The changes are effective January 1, 2021.

Robert Lowry has been appointed to the newly-created officer position of Executive Vice President, Chief Operating Officer of the Bancorp and the Bank. He currently serves as Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since November 2004. In his new role, Mr. Lowry will be responsible for managing the overall day-to-day operations of the Bancorp and the Bank.

Peymon Torabi has been appointed the Executive Vice President, Chief Financial Officer and Treasurer of the Bancorp and the Bank. Mr. Torabi currently serves as the Bancorp’s Senior Vice President, Controller, a position he has held since 2006. In his new role, Mr. Torabi will be responsible for the finance, accounting, financial reporting, and shareholder services functions of the Bancorp and the Bank.

Leane E. Cerven, the current Executive Vice President, General Counsel and Corporate Secretary of the Bancorp and the Bank, has been appointed to assume the newly-created officer position of Chief Risk Officer in addition to her current positions. In her role as Chief Risk Officer, Ms. Cerven will be responsible for all compliance, Bank Secrecy Act, and risk management functions of the Bancorp and the Bank, in addition to all legal and corporate governance functions attendant to her current positions.

“This transition is the culmination of several years of internal planning. As the Bank has grown, Mr. Lowry’s role as CFO has expanded to cover several operational duties. Importantly, he has overseen critical efficiency initiatives and credit administration. He will now be able to focus on these and other transformational aspects of leadership. Mr. Torabi is well prepared for the role, and has served as the CFO’s chief deputy for the last several years as Mr. Lowry has taken on new responsibilities. He already has full responsibility for financial reporting, and is well qualified to take on this role and hone his focus on financial administration as the Bank’s profile continues to grow,” said Benjamin Bochnowski, president and chief executive officer. “Ms. Cerven has taken on a larger risk- and governance- focused role over the past several years, in addition to having experience supervising the Bank’s risk functions. Her appointment to this role will allow the Bank to centralize several key areas, driving efficiency and more effective risk management practices as the Bank continues to grow,” he continued.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth, and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.